Exhibit 99.3

Innovative Industrial Properties Announces Exercise of Option to Purchase Additional Shares of Common Stock

SAN DIEGO, CA – October 9, 2018 – Innovative Industrial Properties, Inc. (the “Company”) (NYSE: IIPR) announced today the full exercise of the underwriters' option to purchase an additional 390,000 shares of common stock in connection with the Company's previously announced follow-on offering that priced on October 3, 2018. In total, the Company sold 2,990,000 shares of common stock in the offering, raising gross offering proceeds of $119.6 million.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS), Compass Point Research & Trading, LLC and BTIG, LLC are acting as joint book-running managers for the offering.

The offering of the Company’s common stock is being made only by means of a prospectus supplement and the accompanying prospectus. Copies of the preliminary prospectus supplement, final prospectus supplement and the accompanying prospectus may be obtained by contacting Ladenburg Thalmann & Co. Inc., 277 Park Avenue, 26th Floor, New York, NY 10172, or by email at prospectus@ladenburg.com; Compass Point Research & Trading, LLC at 1055 Thomas Jefferson Street, N.W, Suite 303,Washington, DC 20007, or by email at syndicate@compasspointllc.com; or BTIG, LLC at 825 3rd Avenue, 32nd Floor, New York, NY 10022, or by email at equitycapitalmarkets@btig.com.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the offered securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a self-advised Maryland corporation focused on the acquisition, ownership and management of specialized industrial properties leased to experienced, state-licensed operators for their regulated medical-use cannabis facilities. Innovative Industrial Properties intends to elect to be taxed as a real estate investment trust.

This press release contains statements that the Company believes to be “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts, including, without limitation, statements regarding the offering, are forward-looking statements. When used in this press release, words such as we “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe” or “should” or the negative thereof or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” in the prospectus supplement and the prospectus related to the offering and in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q incorporated by reference in the prospectus supplement and prospectus related to the offering. Investors should not place undue reliance upon forward-looking statements. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

Catherine Hastings

Chief Financial Officer, Chief Accounting Officer and Treasurer

Innovative Industrial Properties, Inc.

(858) 997-3332